Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj:   Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           August 2, 2012
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                            Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS

Indianapolis, Indiana, August 2, 2012—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net gain before investment gains and losses, of $7.6 million, or $.51 per share, for the second quarter of 2012.  This compares to an after tax operating loss of $4.2 million, or $.29 per share, during the catastrophe-impacted second quarter of 2011.  Net investment losses, which include both realized and unrealized losses in the Company’s limited partnership investments, for the second quarter of 2012 were $3.5 million after tax, or $.24 per share, compared to losses of $1.3 million after tax, or $.09 per share, in the same quarter of 2011.  In total, after tax net income for the quarter of $4.1 million, or $.27 per share, compares to an after tax net loss of $5.5 million, or $.38 per share, for the prior year second quarter.

After tax operating income for the year to date totals $15.6 million, or $1.05 per share representing the second highest six month figure in the Company’s history and compares to an after tax operating loss of $18.5 million, $1.25 per share, during the prior year period, which was impacted by a series of large catastrophic losses.  Net investment activity for the year to date produced breakeven results, compared to investment losses of $2.2 million after tax, or $.15 per share, in the 2011 period.  In total, after tax net income for the six months of $15.6 million, or $1.05 per share, compares to an after tax net loss of $20.7 million, or $1.40 per share, for the prior year period.

Premiums written by the Company’s insurance subsidiaries for the current quarter totaled $78.9 million, a decrease of 5% when compared to the prior year period.  The Property and Casualty Insurance segment experienced a 4% decline related to lower premium volume from planned changes in private passenger auto and commercial multi-peril products, which were substantially offset by increased volume in fleet transportation and primary professional liability products.  The Reinsurance segment experienced a 10% decline in premium written as the result of strategic reductions in property reinsurance exposures.  Overall, premiums written for the six months of 2012 slightly eclipsed the record for the period set last year as the planned reductions in volume from private passenger automobile, commercial multi-peril and property reinsurance businesses were completely offset with higher premium from fleet transportation and primary professional liability products.

Net premium earned decreased by 4%, to $59.7 million, for the second quarter of 2012, in line with decreases in premium written.  For the six months, earned premium increased 1% to a record $121.2 million, also reflective of the change in premium written.

The Company’s consolidated combined ratio for the second quarter was 87.2%, before consideration of fee income, producing $7.6 million in pre-tax underwriting income.  Including fee income, underwriting income was $8.2 million producing a combined ratio of 86.4%, second only all time to the first quarter in terms of dollar profits.  All product groups were profitable for the quarter and the favorable consolidated combined ratio reflects, for us, an uneventful second quarter with respect to property reinsurance.  For the six months, the consolidated combined ratio was 86.8%, before consideration of fee income, producing $16.0 million in pre-tax underwriting income.  Including fee income, underwriting income was a record $17.3 million producing a combined ratio of 85.9%.  As with the quarter, profitability from all product groups, the planned re-underwriting of our property reinsurance book, combined with the lack of world-wide catastrophic events contributed to the favorable year-to-date results.

After-tax investment income, impacted by continuing historically low available yields, decreased 1% from the immediately preceding quarter and 10% from last year’s second quarter.  For the six months, after-tax investment income decreased 10% as well. Cash flow remained positive at $10.8 million for the quarter and $22.4 million for the six months.

While operating income nearly matched the first quarter’s record level, the impact of lower global equity markets on investments resulted in a $.28 decline in book value per share during the second quarter, including the payment of $.25 per share in cash dividends.  For the six months ended June 30, 2012, book value per share increased $.77, after the payment of cash dividends to shareholders of $.50 per share, with the combination of the increase in book value and dividends representing a 5.9% total return on beginning book value.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, August 2 at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2012.

To participate via teleconference, investors may dial 1-877-440-5788 (U.S./Canada) or 1-719-325-4849 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 9, 2012 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 7403371.Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 2, 2013.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Operating revenue	$63,709	$66,554	$129,187	$128,415
Net investment losses	(5,453)	(1,963)	(73)	(3,432)

Total revenue	$58,256	$64,591	$129,114	$124,983

Operating income (loss)	$7,595	$(4,228)	$15,603	$(18,471)
Net investment losses,
net of federal income taxes	(3,545)	(1,276)	(47)	(2,231)

Net income (loss)	$4,050	$(5,504)	$15,556	$(20,702)

Per share data - diluted:
Average number of shares	14,860	14,834	14,856	14,831

Operating income (loss)	$.51	$(.29)	$1.05	$(1.25)
Net investment losses	(.24)	(.09)	(.00)	(.15)

Net income (loss)	$.27	$(.38)	$1.05	$(1.40)

Dividends paid to shareholders	$.25	$.25	$.50	$.50

Annualized return on average
shareholders' equity:
Operating income (loss)	10.1%	-5.4%	10.5%	-11.5%

Net income (loss)	5.4%	-7.1%	10.5%	-12.9%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	87.2%	118.5%	86.8%	131.7%
Including fee income	86.4%	117.2%	85.9%	130.3%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.